Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59064) of Aerosonic Corporation of our report dated October 27, 2003, except for the information in Note 8 as to which the date is November 30, 2004, relating to the financial statements and supplemental schedule, which appear in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

Tampa, Florida

April 18, 2005